Mirati Therapeutics Reports Second Quarter 2021 Financial Results
and Recent Corporate Updates

SAN DIEGO – August 5, 2021 – Mirati Therapeutics, Inc. (NASDAQ: MRTX), a clinical-stage targeted oncology company, today reported financial results for the second quarter of 2021 and recent corporate updates.

“We continue to aggressively advance our clinical and growing preclinical pipeline of oncology programs,” said Charles M. Baum, M.D., Ph.D., president and chief executive officer, Mirati Therapeutics, Inc. “We achieved breakthrough therapy designation for adagrasib, and look forward to submitting the new drug application this year with the goal of extending and improving the lives of patients with non-small cell lung cancer who have a KRASG12C mutation.”

“In addition, the sitravatinib registration trial in non-squamous non-small cell lung cancer is on track to read out an interim analysis of overall survival in the second half of 2022. Our potentially first-in-class preclinical programs in IND-enabling studies include KRASG12D inhibitor, MRTX1133, as well as a synthetic lethal PRMT5 inhibitor, MRTX1719, for which we expect to file an IND application by the end of 2021.”
Pipeline Updates
Adagrasib
•Announced the U.S. Food and Drug Administration (FDA) granted Breakthrough Therapy Designation to adagrasib. The Company plans to present updated non-small cell lung cancer (NSCLC) data in the second half of 2021 and submit a New Drug Application (NDA) for adagrasib in the fourth quarter of 2021 for the potential treatment of patients with NSCLC who harbor the KRASG12C mutation following prior systemic therapy.
•Plan to present new colorectal cancer (CRC) data at a medical conference in the second half of 2021 from the Phase 1/2 KRYSTAL-01 study evaluating adagrasib in combination with cetuximab1 (ERBITUX®) in second-line patients with a KRASG12C mutation and as a monotherapy in patients who have received three or more lines of therapy.

•Initiated KRYSTAL-014, a Phase 1/1b study evaluating the combination of adagrasib with Boehringer Ingelheim’s SOS1 inhibitor (BI 1701963) in patients with solid tumors that harbor the KRASG12C mutation.
•Announced the Company entered into a collaboration and license agreement with Zai Lab for adagrasib in Greater China.
Sitravatinib
•Announced updated data will be presented at the 2021 European Society for Medical Oncology (ESMO) congress from the Phase 2 MRTX-500 study evaluating sitravatinib plus nivolumab (OPDIVO®)2 in patients with advanced NSCLC who had documented progression following treatment with checkpoint inhibitor therapy.
•Plan to provide an update, based on an interim analysis of overall survival, from the Phase 3 SAPPHIRE study evaluating sitravatinib plus nivolumab in second or third line non-squamous NSCLC in the second half of 2022; enrollment is ongoing.
Preclinical
•Announced selection of clinical development candidate, MRTX1719, for investigational synthetic lethal MTA cooperative PRMT5 inhibitor in methylthioadenosine phosphorylase (MTAP)-deleted cancers. The Company expects to file an Investigational New Drug (IND) application for MRTX1719 by the end of 2021.
•Announced the Company has an in-house discovery program targeting SOS1 in lead candidate optimization stage leveraging the target’s utility as a KRAS signaling modifier as a monotherapy or in combination with KRAS inhibitors.
Second Quarter 2021 Financial Results
•Ended the second quarter with approximately $1.2 billion in cash, cash equivalents, and short-term investments, which does not include the upfront fee of $65 million from Zai Lab pursuant to the collaboration and license agreement executed during the quarter.
•Research and development expenses for the second quarter of 2021 were $134.6 million, compared to $65.1 million for the same period in 2020. Research and development expenses for the six months ended June 30, 2021 were $238.6 million, compared to $136.8 million for the same period in 2020. The increase in research and development expenses is primarily due to an increase in expense associated with the development of adagrasib, an increase in preclinical and early discovery activities, as well as an increase in salaries and other employee-related expense, which includes an increase in share-based compensation expense. The Company recognized research and development-related share-based compensation expenses of $16.5 million during the second quarter of 2021, compared to $11.5 million for the same period in 2020, and $31.0 million during the six months ended June 30, 2021, compared to $23.3 million for the same period in 2020.
•General and administrative expenses for the second quarter of 2021 were $29.6 million, compared to $19.8 million for the same period in 2020. General and administrative expenses for the six months ended June 30, 2021 were $58.0 million, compared to $37.8 million for the same period in 2020. The increase is primarily due to an increase in salaries and other employee-related expenses, an increase in insurance, rent and other facilities-related costs, and an increase in sponsorship agreements expense, and an increase in professional service expense. The Company recognized general and administrative-related share-based compensation expenses of $11.5 million in the second quarter of 2021, compared to $9.3 million for the same period in 2020, and $21.7 million during the six months ended June 30, 2021, compared to $19.0 million for the same period in 2020.
•Net loss for the second quarter of 2021 was $166.4 million, or $3.23 per share basic and diluted, compared to a net loss of $82.9 million, or $1.89 per share basic and diluted for the same period in 2020. Net loss for the six months ended June 30, 2021 was $302.1 million, or $5.91 per share basic and diluted, compared to a net loss of $169.5 million, or $3.91 per share basic and diluted for the same period in 2020.
About Mirati Therapeutics Inc.

Mirati Therapeutics Inc. is a clinical-stage biotechnology company whose mission is to discover, design and deliver breakthrough therapies to transform the lives of patients with cancer and their loved ones. The company is relentlessly focused on bringing forward therapies that address areas of high unmet need, including lung cancer, and advancing a pipeline of novel therapeutics targeting the genetic and immunological drivers of cancer. Mirati is using its scientific expertise to develop novel solutions in two registration-enabling programs: adagrasib (MRTX849), an investigational small molecule, potent and selective KRASG12C inhibitor, as monotherapy and in combination with other agents, and sitravatinib, an investigational spectrum-selective inhibitor of receptor tyrosine kinases in combination with checkpoint inhibitor therapies. Mirati is also advancing its differentiated preclinical portfolio, including MRTX1133, an investigational KRASG12D inhibitor, MRTX1719, an investigational PRMT5 inhibitor , and other oncology discovery programs. Unified for patients, Mirati's vision is to unlock the science behind the promise of a life beyond cancer.

For more information about Mirati Therapeutics., visit us at Mirati.com or follow us on Twitter and LinkedIn.

Forward Looking Statements

This press release contains forward-looking statements regarding the business of Mirati Therapeutics, Inc. ("Mirati"). Any statement describing Mirati's goals, expectations, financial or other projections, intentions or beliefs, development plans and the commercial potential of Mirati's drug development pipeline, including without limitation adagrasib (MRTX849), sitravatinib, MRTX1719 and MRTX1133, is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to risks and uncertainties, particularly those challenges inherent in the process of discovering, developing and commercialization of new drug products that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs.

Mirati's forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Mirati's forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Mirati. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Mirati's programs are described in additional detail in Mirati's quarterly reports on Form 10-Q and annual reports on Form 10-K, which are on file with the U.S. Securities and Exchange Commission (the "SEC") available at the SEC's Internet site (www.sec.gov).These forward-looking statements are made as of the date of this press release, and Mirati assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

Mirati Contacts

Investor Relations
Temre Johnson
(858) 332-3562
ir@mirati.com

Media Relations
Priyanka Shah
(908) 447-6134
media@mirati.com

1ERBITUX® is a registered trademark of Eli Lilly and Company in the U.S. and Merck KGaA outside the U.S.
2OPDIVO® is a registered trademark of Bristol Myers Squibb

Mirati Therapeutics, Inc.
Consolidated Balance Sheets
(in thousands)

	June 30, 2021	December 31, 2020
Assets	(unaudited)
Current assets
Cash, cash equivalents and short-term investments	$1,196,509	$1,390,106
Other current assets	81,584	13,537
Total current assets	1,278,093	1,403,643
Property and equipment, net	12,243	7,809
Long-term investment	8,947	15,629
Right-of-use asset	38,705	39,890
Other long-term assets	17,709	9,157
Total assets	$1,355,697	$1,476,128

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$23,869	$18,117
Accrued liabilities	91,997	53,355
Deferred revenue	65,000	—
Total current liabilities	180,866	71,472
Lease liability	44,483	41,905
Other liabilities	1,428	1,962
Total liabilities	226,777	115,339

Shareholders’ equity	1,128,920	1,360,789

Total liabilities and shareholders’ equity	$1,355,697	$1,476,128

Mirati Therapeutics, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(unaudited)		(unaudited)
Revenue
License and collaboration revenues	$—	$—	$—	$267
Total revenue	—	—	—	267
Expenses
Research and development	134,575	65,083	238,646	136,791
General and administrative	29,611	19,779	57,961	37,825
Total operating expenses	164,186	84,862	296,607	174,616
Loss from operations	(164,186)	(84,862)	(296,607)	(174,349)
Other (expense) income, net	(2,244)	2,003	(5,503)	4,835
Net loss	$(166,430)	$(82,859)	$(302,110)	$(169,514)
Unrealized gain (loss) on available-for-sale investments	145	1,577	(158)	1,395
Comprehensive loss	$(166,285)	$(81,282)	$(302,268)	$(168,119)
Basic and diluted net loss per share	$(3.23)	$(1.89)	$(5.91)	$(3.91)
Weighted average number of shares used in computing net loss per share, basic and diluted	51,473	43,826	51,128	43,356